Exhibit 10.13

November 20, 2008

Mr. James S. Fawley

135 Woodstock Ave.

Clarendon Hills, IL 60514

630-908-7209

jsfawley@gmail.com

Subject: Offer of Employment (“Offer of Employment”)

Dear James:

I am pleased to offer you a position with Coskata, Inc., a Delaware corporation (“Coskata” or the “Company”), as Vice President, Strategic Development, beginning on Monday, January 5, 2009 (“Start Date”). This offer will expire if not accepted on or before November 28, 2008 at 5:00 p.m. CST (“Expiration Date”), although Coskata may extend that Expiration Date at our discretion. The actual terms and conditions of our offer for full-time employment are as follows:

You shall be paid a base salary at the annual rate of $225,000 per annum.

In addition to your base salary, you shall be eligible to receive an annual performance bonus targeted at 25% of your salary, with the actual bonus to be paid ranging from 0 to 200% of target depending on both Corporate and individual performance. Payment of the bonus is conditional on the Company reaching certain performance milestones and at the discretion of the Board of Directors (the “Board”).

You and your dependent family members shall be eligible to those benefits which are standard for persons in similar positions with the Company, including coverage under the Company’s medical, dental, vision and disability plans, paid vacation benefits, and eligibility to participate in the 401(k) plan that the Company has established. Your “Paid Time Off” will be as follows: fifteen days of vacation per year which begin to accrue as of January 1, 2009, three additional days for personal business, and up to seven sick days. This represents an acceleration of the award of fifteen days of vacation, as Company policy otherwise stipulates ten days of vacation per year for new employees, and the granting of an additional five days on the first service anniversary. Because this has been accelerated, at your first anniversary date you will not be awarded an additional five days of vacation.

As an additional incentive to join the Company, you will be granted an unvested equity position of stock options (the “Stock Options”) equal to 200,000 shares of the outstanding common stock of the Company. You must be employed by the Company on a continuous basis through December 1, 2013 for this equity stake to vest completely. The vesting schedule for the Stock Options is as follows: 20.0% to vest 1 year after employee Start Date and 80.0% to vest in equal monthly installments over the following 4 years. At this point in time, the purchase price of the shares has not been determined, given that a company financing event has just occurred which will cause Coskata to employ an independent consultant to calculate the new value of common stock. This valuation process may not be complete until the end of 2008. You will be under no obligation to purchase all or any portion of the shares reflected in the grant. Upon starting with the company you will be provided with and asked to execute a Stock Option Agreement. In the event of future private placement equity rounds and within six months of such a transaction, an additional grant of common stock will be provided to you in order to maintain your ownership level of 0.67% of the fully diluted shares of the Company. Such subsequent stock option grants will have a vesting schedule of equal monthly installments over 60 months, and will be priced commensurate with independent valuations of fair market value following any private placement transaction.

Notwithstanding any of the above, your employment with Coskata is “at will”. This means that you are free to end your employment at any time and for any reason. It also means that the Company can end your employment at any time and for any reason that is not illegal under state or federal law. This policy can be changed only by a written contract signed by the President, Chairman or Chief Operating Officer of the Company. No oral commitments to you regarding your employment are valid, whether made now or in the future.

If your employment with the Company terminates upon your death or disability or without cause (in which case you will receive 30 days prior written notice by the Company), you will receive any base salary earned but not yet paid, plus an additional 2 months of base salary as severance pay. You will also have rights to the options vested through two months after the date of termination.

If your employment with the Company terminates for just cause (“Just Cause”), as defined below, then you will receive any base salary earned but not paid and have rights to the options vested only through the date of your termination for Just Cause. As used in this Offer Letter, Just Cause means any of the following, as determined by the Board in its reasonable judgment: (1) your failure or refusal to perform the duties and responsibilities as are requested by senior management of the Company or the Board; (2) your willful disregard of Company policies generally applicable to employees of the Company; (3) your negligence or willful misconduct in the performance of your duties; or (4) the commission by you of any act of fraud or embezzlement against the Company or the commission of any felony or act involving moral turpitude.

As an employee of the Company you will be expected to abide by company rules and regulations. As a condition of employment with the Company, you will be required to (i) acknowledge your receipt and understanding, and sign the Company’s Confidential Information and Inventions Assignment Agreement which, among other things, prohibits unauthorized use or disclosure of Coskata’s proprietary information; (ii) sign and return a satisfactory I-9 Immigration form or provide sufficient documentation establishing your employment eligibility in the United States, and (iii) provide satisfactory proof of your identity as required by United States law.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. In the course of hiring new employees, Coskata routinely utilizes a contractor to provide background checks on applicants prior to hiring. Coskata reserves the right to rescind this offer should such a background check reveal any reasons for concern.

If this Offer of Employment is acceptable to you, please sign one copy of this letter and return it to me by November 28, 2008 at 5:00 p.m. CST. Please do not hesitate to raise any questions or concerns that you might have about this offer.

James, we are excited about bringing you into Coskata as a vital part of our team!

Sincerely,

/S/ WILLIAM J. ROE

William J. Roe

Coskata, Inc.

President and Chief Executive Officer

Direct: 630-657-5304

Fax: 630-657-5801

Cell: 630-437-1625

wroe@coskata.com

Acceptance of Offer of Employment

I accept your Offer of Employment dated November 20, 2008. I understand that my employment with Coskata, Inc., a Delaware corporation is at will, which means that either the Company or I can end the employment at any time and for any reason that is not illegal under state or federal law.

Signature: /s/ James S. Fawley

Printed Name: James S. Fawley

Date: November 25, 2008